Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-145921) on Form S-3 and Registration Statements (Nos. 33-42188, 33-73760, 33-89170, 333-49363, 333-47760, 333-53982, 333-54062, 333-54060, 333-65694, 333-66650, 333-109043, 333-122186, 333-132523, 333-132526, 333-65694, 333-122186, 333-109043, and 333-145923 ) on Forms S-8 of GSI Commerce, Inc. of our report dated May 15, 2007, except for the last paragraph of Note 14, as to which the date is June 15, 2007, relating to our audit of the consolidated financial statements of Accretive Commerce, Inc. and Subsidiaries as of and for the year ended December 31, 2006, included in this Current Report on Form 8-K.

/s/ McGladrey & Pullen, LLP

Baltimore, Maryland

September 10, 2007